UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(D) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 25, 2006

APEX SILVER MINES LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands, British West Indies	1-13627	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

Walker House
Mary Street
George Town, Grand Cayman
Cayman Islands, British West Indies		Not Applicable
(Address of principal executive offices)		(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

i

Item 1.01  Entry into a Material Definitive Agreement

Sale of 35% Interest in San Cristóbal Project

Purchase and Sale Agreement.  On September 25, 2006, Apex Silver Mines Limited (“Apex Silver” or the “Company”) entered into a Purchase and Sale Agreement among Apex Silver, its wholly owned subsidiaries Apex Luxembourg S.a.r.l. (“Apex Luxembourg”) and Apex Silver Mines Sweden AB (“Apex Sweden”), and Sumitomo Corporation (“Sumitomo”) pursuant to which Apex Silver agreed to sell to Sumitomo a 35% interest in its San Cristobal silver, zinc and lead mine development project (the “Project”) in Bolivia (the “Transaction”) for $224 million in cash and certain deferred payments based on silver and zinc production from the Project.  As part of the Transaction, Apex Silver also agreed to assign Sumitomo a 35% interest in the $22.3 million note receivable the Company holds from the Project power line construction and transmission contractor.

Pursuant to the Purchase Agreement, Sumitomo acquired the shares of Gotlex Lageraktiebolag nr 451 AB (“GL”), which owns 35% of the outstanding shares of Minera San Cristobal S.A. (“MSC”), which owns the Project; the outstanding shares of Comercial Metales Blancos AB (“Comercial Metales”), which owns 35% of the outstanding quota (stock) of Apex Metals Marketing GmbH (“Metals Marketing”), which will acquire Project production and sell it to third party purchasers; and 35% of the outstanding shares of Apex Silver Finance Ltd. (“Apex Silver Finance”), which holds the metals hedge positions required by the MSC project lenders.  Apex Silver continues to own 65% of the outstanding shares of MSC, Metals Marketing and Apex Silver Finance.  Apex Silver agreed to indemnify Sumitomo generally for breaches of representations and warranties that are discovered within one year of closing resulting in damages to Sumitomo exceeding $3 million, up to a cap of $40 million, provided that for breaches of representations related to title to shares of the acquired companies, subordinated debt, certain transferred agreements and real and personal property required for the Project discovered within six years of closing, the cap is $224 million.  Sumitomo agreed to indemnify Apex Silver generally for breaches of representations and warranties that are discovered within one year of closing, resulting in damages to Apex Silver exceeding $3 million, up to a cap of $40 million.

The Transaction was completed on September 25, 2006.

Deferred Payments Agreement.  Apex Sweden entered into the Deferred Payments Agreement with Sumitomo dated September 25, 2006 pursuant to which Sumitomo will make deferred payments to Apex Silver in respect of production from the Project and future expansions.  Apex Sweden will receive (i) payments equal to 22.86% of Sumitomo’s share of payable silver production from the Project, or approximately 8% of total payable silver production, payable quarterly in cash or silver at Sumitomo’s option, and (ii) quarterly cash payments equal to 20% of Sumitomo’s share of payable zinc production from the Project, or approximately 7% of total payable zinc production, multiplied by the zinc price in excess of $1,800 per tonne.

MSC Shareholders Agreement.  Apex Sweden, Apex Luxembourg, GL and MSC entered into the MSC Shareholders Agreement dated September 25, 2006.  The MSC Shareholders Agreement provides that a majority of MSC directors will be nominated by Apex Silver and the Chairman of the Board will be appointed by Apex Silver unless Sumitomo increases its interest in MSC to more than 50% through dilution of Apex Silver or acquisition.  As long as the minority shareholder holds more than 25% of the outstanding shares of MSC, certain significant matters require the approval of the director representing Sumitomo (or Apex Silver if Apex Silver were to become the minority shareholder), including approval of annual programs and budgets, increases of 15% or more in program and budget capital expenditures or operating expenses (with customary exceptions for emergencies and compliance), merger or liquidation, permanent cessation or suspension for more than 180 days of mining at or abandonment of the Project.  If a deadlock with respect to adoption or amendment in excess of 15% of a program and budget continues for 180 days, the Apex Silver directors are then entitled to approve the program and budget.

The MSC Shareholder Agreement provides that Apex Silver and Sumitomo are required to provide their respective proportionate shares of shareholder debt or equity funding required for MSC to achieve commercial operations, or be diluted on a two for one basis.   Following commercial operations, Apex Silver and Sumitomo may choose to provide their proportionate share of required external funding or dilute on a one for one basis.  Dilution by Apex Silver or Sumitomo of its ownership interest in MSC will result in transfers of shares in Metals Marketing and Apex Silver Finance, so that the parties’ ownership interests in the three companies remain identical.  If Sumitomo were to dilute below 25% solely as a result of its failure to provide future funding, Sumitomo would have the right to sell to Apex Silver all (but not less than all) of its remaining interest in MSC for $224 million, reduced pro rata by the percentage of year-end 2005 reserves produced from the Project.

Each of Apex Silver and Sumitomo has a right of first refusal to acquire any interests in MSC that the other wishes to sell or, if the party wishing to sell has less than a 25% interest in MSC, a right of first offer.  In the event of a change of control of Apex Silver, Sumitomo would be relieved of its right of first refusal and first offer obligations for two years.  Any party that acquires an interest in MSC must acquire a pro rata interest in Metals Marketing and Apex Silver Finance.

The MSC Shareholders Agreement provides that available cash will be distributed quarterly, first to pay the $5.4 million annual management fee due from MSC to Apex Silver, then to shareholders that have advanced loans on behalf of a non-funding shareholder, then to shareholders who have advanced shareholder loans pro rata to their ownership interests, and then as cash dividends. An additional aggregate $0.3 million annual management fee is jointly payable to Apex Silver by Apex Metals Marketing and Apex Silver Finance.

Option Agreement.  Apex Silver and Sumitomo have also entered into an Option Agreement dated September 25, 2006, pursuant to which Sumitomo may acquire a 20 percent to 35 percent interest in each of certain active exploration properties at historical cost, and in each of certain inactive Apex Silver exploration properties at historical cost once Apex Silver has spent $200,000 in exploration costs on the property.  Sumitomo must exercise its option on each active property within 60 days of receiving available information regarding the property and on each inactive property within 60 days of Apex Silver spending $200,000 on the property and delivering to Sumitomo available information regarding the property.  If Apex Silver were to elect to dispose of a property prior to the expiration of Sumitomo’s right to acquire it, Sumitomo may choose to acquire up to a 65 percent interest in the property, or exercise rights of first refusal or first offer.  The Option Agreement terminates two years following the closing date of the Transaction.

Amendment of San Cristóbal Project Financing Agreements

On September 20, 2006, Apex Silver entered into an Omnibus Amendment Agreement among Apex Silver, certain of its wholly-owned subsidiaries, BNP Paribas as Administrative Agent (“BNP”), Barclays Capital as Technical Agent (“Barclays”), Corporación Andina de Fomento, as Senior Lender, JPMorgan Chase Bank, N.A., as Collateral Agent (the “Collateral Agent”) and Securities Intermediary, the Senior Lenders named therein and the Hedge Banks named therein. The Omnibus Amendment Agreement amends certain agreements (including the Common Security Agreement and other agreements previously filed by the Company as Exhibits to its Form 8-K filed on December 8, 2005) related to the $225 million project financing for the construction, development and operation of the Project.

Pursuant to the Omnibus Amendment Agreement, (i) Apex Silver and Sumitomo provide severally pro rata to their respective 65% and 35% ownership interests in MSC, and not jointly, Project completion and cost overrun support; (ii) Apex Silver and Sumitomo guarantee severally pro rata to their MSC ownership interests, and not jointly, the performance of the metals hedge positions; (iii) Apex Silver is permitted to withdraw from accounts controlled by the lenders $70 million of contingent overrun financing previously required by the Project lenders; (iv) Sumitomo guarantees up to $45.5 million of overrun funding by Apex Silver; (v) Apex Silver is permitted to remove from escrow approximately $5.7 million previously deposited to meet interest payments on its subordinated notes, and will no longer be required to escrow an additional $10.4 million; and (vi) additional cure periods for certain representation and covenant defaults and certain defaults related to completion of the Project are permitted, as is the substitution of a replacement sponsor in the event of certain defaults, bankruptcy or expropriation events.

Passive Foreign Investment Companies

As previously disclosed, Apex Silver believes that the Company and its Bolivian subsidiary, MSC, likely were passive foreign investment companies (“PFICs”) with respect to 2004 and 2005, and likely will be PFICs in 2006 as well as future years.  If Apex Silver and MSC are PFICs, a holder of ordinary shares who is a U.S. person for U.S. tax purposes (a “U.S. Holder”) may be subject to U.S. federal income tax at rates applicable to ordinary income on the holder’s proportionate share of gain recognized by Apex Silver from the Transaction for PFIC purposes, and would also be subject to an interest charge on this tax liability.  Apex Silver will report a gain on the Transaction in its financial statements for the period ended September 30, 2006.  A U.S. Holder may be taxable on a proportionate part of any gain calculated for PFIC purposes, and would be subject to an interest charge on the tax liability, as described above, if Apex Silver and MSC are PFICs.

U.S. Holders may have made, or may make, a so-called “qualified electing fund” (or “QEF”) election with respect to both its interest in Apex Silver and its indirect interest in MSC in order to reduce the adverse impact of the PFIC rules.  A U.S. Holder who makes or has made a QEF election for Apex Silver for 2006 or any earlier year will be subject to tax, at rates applicable to capital gains, on the holder’s proportionate share of the gain from the Transaction, or, if smaller, Apex Silver’s earnings and profits for the year.

The PFIC rules are extremely complex, and U.S. Holders are urged to consult their own tax advisers regarding the consequences to them of the PFIC rules with respect to ownership of Apex Silver ordinary shares and with respect to the Transaction.

Amendment of Change of Control Agreement

Apex Silver has previously entered into change of control agreements with nine of its officers, including the following executive officers:  Jeffrey G. Clevenger, President and Chief Executive Officer; Alan Edwards, Executive Vice President and Chief Operating Officer; Gerald J. Malys, Senior Vice President, Finance and Chief Financial Officer; and Robert Vogels, Vice President and Controller.  Each of these agreements has been amended effective September 25, 2006 to provide that if any severance payments received pursuant to the agreement would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the officer would receive an additional payment (a “gross-up payment”) such that after payment by the officer of all taxes imposed on the gross-up payment, the officer would retain an amount of the gross-up payment equal to the excise tax imposed on such payments.  Each agreement other than the agreement to which Mr. Malys is a party also was amended to comply with Section 409A of the Code, to make certain changes in the definition of “Change of Control”, to limit the period after a Change of Control during which the executive may be entitled to receive certain benefits upon termination, and to make certain clarifying changes.  The agreement to which Mr. Malys is a party, which was entered into in June 2006, reflected the effect of the amendments and changes made in the other agreements.

Item 2.01  Completion of Acquisition or Disposition of Assets

The information set forth under the headings “Sale of 35% Interest in San Cristobal Project” and “Amendment of San Cristobal Project Financing Agreements” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01                             Financial Statements and Exhibits

(b)                                 Pro forma financial information.

Condensed Consolidated Pro Forma Balance Sheets at June 30, 2006.

Condensed Consolidated Pro Forma Statements of Operations for the six months ended June 30, 2006 and for the year ended December 31, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  September 28, 2006

Apex Silver Mines Limited

By:	/s/ Gerald J. Malys
Gerald J. Malys
Senior Vice President and Chief Financial Officer

Condensed Consolidated Pro Forma Financial Statements

The following unaudited condensed consolidated pro forma financial statements give effect to the sale by Apex Silver Mines Limited (“Apex Silver”) of a 35% equity interest in its San Cristóbal silver and zinc mine development project (the “Project”) to Sumitomo Corporation (“Sumitomo”) on September 26, 2006 for $224 million in cash and the retention of certain interests in future silver and zinc production.

The $224 million cash payment is approximately equivalent to the reimbursement of 35% of Project costs incurred to date plus 35% of estimated completion costs currently set aside as restricted cash and investments in the Project. Costs incurred to date include pre-feasibility exploration and other costs previously expensed as well as capitalized project development costs. In addition, Apex Silver will receive a premium on the sale in the form of retained interests in future production consisting of 22.86 % of Sumitomo’s share of payable silver production from the Project, or approximately 8% of total payable silver production, and 20% of Sumitomo’s share of payable zinc production from the Project, or approximately 7% of total payable zinc production, multiplied by the zinc price in excess of $1,800 per tonne.

Apex Silver will recognize a gain on the transaction of approximately $119 million calculated as the difference between the cash proceeds (net of selling costs) and the book value of the interests sold. The book value includes the mark-to-market liability on the open metals hedge positions required by the project finance facility, excludes pre-feasibility exploration and other costs previously expensed, and was reduced by the book value allocated to the retained interests in future production. The payments related to the retained interests in future production will be recorded as a reduction of minority interest as they become receivable by Apex Silver.

A subsidiary of Apex Silver has agreed to assign to Sumitomo a 35% interest in a $22.3 million note receivable it holds from the Project power line construction and transmission contractor. The note is to be repaid to the Project with interest through credits against operating costs.

The Project may be required to pay an estimated $4.0 million bonus to the Project construction management contractor contingent upon certain project completion parameters. Sumitomo is deemed to have already paid its 35% share of the bonus as part of the initial cash payment. Therefore, Apex Silver has agreed to reimburse Sumitomo its $1.4 million share of the bonus if it is paid by the Project. Apex Silver will defer $1.4 million of the gain until such time as the payment is made or determined not to be payable.

In conjunction with the sale, the project finance agreements were amended to provide for the release to Apex Silver of $70.0 million of overrun financing previously held in accounts controlled by the lenders and approximately $5.7 million ($8.3 million at June 30, 2006 pro forma date) previously escrowed to meet interest payments on its subordinated notes.  This $75.7 million is now unrestricted and available for general corporate purposes.

Because Apex Silver’s consolidation policies require full consolidation of more-than-50%-owned subsidiaries that it controls and entities over which control is achieved through means other than voting rights, the condensed consolidated pro forma financial statements fully consolidate the results of operations of San Cristóbal and report Sumitomo’s participation as a minority interest. The unaudited condensed consolidated pro forma balance sheet has been prepared as if the sale had occurred on June 30, 2006.  The unaudited condensed consolidated pro forma statements of operations for the year ended December 31, 2005 and for the six month period ended June 30, 2006 were prepared as if the sale had occurred on January 1, 2005 and reflects the minority interest in the losses of the subsidiary interests sold.  Actual amounts recorded may vary from these pro forma amounts pending a final determination of selling costs and the final fair market value and book basis assigned to the net assets sold.  The pro forma amounts related to minority interest and the gain on the sale are not final and are subject to change based on final valuations and completion of the accounting for the Transaction. These unaudited condensed consolidated pro forma financial statements should be read in conjunction with the Apex Silver’s historical financial statements included in its December 31, 2005 Form 10-K and its June 30, 2006 Form 10-Q.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

Condensed Consolidated Pro Forma Balance Sheets

At June 30, 2006

(Expressed in United States dollars)

(Unaudited)

	Condensed Historical	Pro Forma Adjustments to Reflect Sale of 35% interest in San Cristobal (Note 1)		Pro Forma
	(in thousands)
Assets
Cash and cash equivalents	$11,851	$217,588	(a)	$229,439
Investments	113,165	78,258	(b)	191,423
Restricted cash	37,934	—		37,934
Restricted investments	144,061	(5,545	)(b)	138,516
Other current assets	14,643	—		14,643
Current assets	321,654	290,301		611,955
Restricted investments	77,258	(72,713	)(b)	4,545
Other non-current assets	571,763	—		571,763
Total assets	$970,675	$217,588		$1,188,263

Liabilities and Shareholders’ Equity
Current liabilities	$75,880	$—		$75,880
Long term debt	382,275	7,798	(c)	390,073
Deferred gain	—	1,400	(d)	1,400
Other liabilities	135,201	—		135,201
Total liabilities	593,356	9,198		602,554
Minority interest in subsidiaries	41	88,896	(e)	88,937
Other shareholders’ equity	665,982	—		665,982
Accumulated deficit during development stage	(288,704)	119,494	(e)	(169,210)
Total shreholders’ equity	377,278	119,494		496,772
Total liabilities and shareholders’ equity	970,675	217,588		1,188,263

Note 1. The condensed consolidated pro forma balance sheet reflects the sale by Apex Silver of a 35% equity interest in the Project to Sumitomo as if it had occurred at the balance sheet date. The pro forma adjustments reflect:

(a)          The $224.0 million cash received from Sumitomo less estimated selling costs of approximately $6.4 million.

(b)         The release to Apex Silver of $70.0 million of Project contingent overrun financing held in accounts controlled by the lenders as a requirement of the project financing and approximately $8.3 million (reduced to $5.7 million at September 25, 2006) held in escrow to pay interest on its subordinated notes.

(c)          The planned assignment by a subsidiary of Apex Silver to Sumitomo of a 35% interest in a $22.3 million note receivable from the Project power line construction and transmission contractor.

(d)         The deferral of $1.4 million of the gain on the Transaction relating to Sumitomo’s 35% share of an estimated at $4.0 million bonus payable to the Project construction management contractor contingent upon certain project completion parameters.

(e)          The $119.5 million gain recognized is calculated as $217.6 million of net cash received (see Note 1a.) less the $7.8 million note receivable assignment (see Note 1c.) less the sum of i) $88.9 million basis in Apex Silver’s equity interest sold to Sumitomo and recorded as minority interest and ii) the $1.4 million of deferred gain (see Note 1d.).

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

Condensed Consolidated Pro Forma Statements of Operations

For the Year Ended December 31, 2005

(Expressed in United States dollars)

(Unaudited)

	Condensed Historical	Pro Forma Adjustments to Reflect Sale of 35% interest in San Cristobal (Note 1)		Pro Forma
	(in thousands, except share data
Operating income and expense:
Administrative expense	$(17,860)	$—		$(17,860)
Loss - commodity derivatives	(56,417)	—		(56,417)
Other operating expenses	(6,123)	—		(6,123)
Total operating expenses	(80,400)	—		(80,400)
Other income and expenses:
Other income	21,060	—		21,060
Other expense	(7,335)	—		(7,335)
Total other income and expense	13,725	—		13,725
Loss before minority interest and income taxes	(66,675)	—		(66,675)
Income tax expense	(379)	—		(379)
Minority interest in in loss of consolidated subsidiary	16	19,742	(a)	19,758
Net income (loss)	$(67,038)	$19,742		$(47,296)
Net loss per ordinary share - basic and diluted	$(1.38)	$0.41		$(0.97)
Weighted average Ordinary Shares outstanding	48,615,586	48,615,586		48,615,586

Note 1. The condensed consolidated pro forma statement of operations for the year ended December 31, 2005 includes the results of operations for that period as if the sale by Apex Silver of a 35% minority interest in the Project to Sumitomo occurred at the beginning of the year. The pro forma adjustments reflect:

(a)          The $19.7 million minority interest in the loss of the Project which is the sum of (i) the $17.7 minority interest in the $50.6 million mark-to-market loss recorded on the open metals hedge positions required by the project finance facility, (ii) the $2.0 million net benefit to Apex Silver related to Sumitomo’s share of the management fee paid to Apex Silver by the Project and (iii) minority interest in operating income for the period presented netting to less than $0.1 million primarily related to interest income as the Project is in the development stage and the majority of the costs are being capitalized.

The condensed consolidated pro forma statement of operations does not reflect the one time nonrecurring gain on the transaction of approximately $119.5 million which will be recognized by Apex Silver during the third quarter 2006, the period in which the transaction was completed.

APEX SILVER MINES LIMITED

An Exploration and Development Stage Company

Condensed Consolidated Pro Forma Statements of Operations

For the Six Months Ended June 30, 2006

(Expressed in United States dollars)

(Unaudited)

	Condensed Historical	Pro Forma Adjustments to Reflect Sale of 35% interest in San Cristobal (Note 1)		Pro Forma
	(in thousands, except share data
Operating income and expense:
Administrative expense	$(10,999)	$—		$(10,999)
Loss - commodity derivatives	(120,055)	—		(120,055)
Other operating expenses	(3,109)	—		(3,109)
Total operating expenses	(134,163)	—		(134,163)
Other income and expenses:
Other income	11,043	—		11,043
Other expense	(774)	—		(774)
Total other income and expense	10,269	—		10,269
Loss before minority interest and income taxes	(123,894)	—		(123,894)
Income tax expense	(107)	—		(107)
Minority interest in in loss of consolidated subsidiary	(7)	27,159	(a)	27,152
Net income (loss)	$(124,008)	$27,159		$(96,849)
Net loss per ordinary share - basic and diluted	$(2.28)	$0.50		$(1.78)
Weighted average Ordinary Shares outstanding	54,483,319	54,483,319		54,483,319

Note 1. The condensed consolidated pro forma statement of operations for the six months ended June 30, 2006 includes the results of operations for that period as if the sale by Apex Silver of a 35% minority interest in the Project to Sumitomo had been outstanding during the entire period. The pro forma adjustments reflect:

(a)          The $27.2 million minority interest in the loss of the Project which is the sum of (i) the $27.9 minority interest in the $79.6 million mark-to-market loss recorded on the open metals hedge positions required by the project finance facility, (ii) the $1.0 million net benefit to Apex Silver related to Sumitomo’s share of the management fee paid to Apex Silver by the Project partially offset by (iii) a $1.7 million minority interest in the interest earned for the period, net of operating costs incurred.

The condensed consolidated pro forma statement of operations does not reflect the one time nonrecurring gain on the transaction of approximately $119.5 million which will be recognized by Apex Silver during the third quarter of 2006, the period in which the transaction was completed.